Exhibit 10.21

FIRST MIDWEST BANCORP, INC.
CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT
This Confidentiality and Restrictive Covenants Agreement (this “Agreement”), dated as of January 18, 2019, is made by and among First Midwest Bancorp, Inc. (“FMBI”), and its subsidiary First Midwest Bank (the “Bank”), and each of their successors and assigns (including FMBI’s and the Bank’s respective subsidiaries and affiliates, collectively, “Employer”), and Mark G. Sander (“Employee”).
WHEREAS, Employee is currently the President and Chief Operating Officer of FMBI, President and Chief Operating Officer of the Bank, a member of the Board of Directors of FMBI and a member of the Board of Directors of the Bank;
WHEREAS, Employee is currently party to an employment agreement and confidentiality and restrictive covenants agreement with Employer;
WHEREAS, Employee understands and acknowledges that Employer has a legitimate business interest in protecting Employer’s property, confidential information, customer and employee relationships and other protectable interests;
WHEREAS, Employee understands and acknowledges that in the course of performing services for Employer, Employee has had and will continue to have access to and use confidential information, and has provided and will continue to provide services to customers, of Employer;
WHEREAS, Employer has proposed to enter into a new employment agreement with Employee (the “New Employment Agreement”), which agreement provides, among other things, promoting Employee to President and Chief Operating Officer of FMBI for an increase in compensation and in severance benefits which may become payable upon termination of Employee’s employment in qualifying circumstances;
WHEREAS, the New Employment Agreement provides that Employee will continue to be eligible to receive cash bonuses or other annual incentive compensation from Employer (any such compensation, “Bonus Compensation”), pursuant to the terms and conditions governing such compensation;
WHEREAS, the New Employment Agreement provides that Employee will continue to be eligible to receive equity-based awards under the First Midwest Bancorp, Inc. 2018 Incentive and Stock Plan (the “Incentive Plan”), as may from time to time be awarded in the future (any such awards, “Equity Awards”), pursuant to the terms and conditions of the Incentive Plan, and/or any successor plans;
WHEREAS, the New Employment Agreement provides that Employer’s entering into such agreement, and Employee’s continued eligibility to receive Bonus Compensation and/or Equity Awards, and the vesting and payment thereof, are in consideration of and are conditioned upon, among other things, Employee’s execution of and compliance with this Agreement; and

WHEREAS, Employee desires to enter into the New Employment Agreement and continue to be eligible to receive Bonus Compensation and Equity Awards.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees as follows:
1.    NON-USE OF EMPLOYER'S PROPERTY
All notes, reports, plans, published memoranda or other documents (in tangible or electronic form) created, developed, generated or acquired by Employee, or to which Employee otherwise has access, during the course of employment with Employer, concerning or related to Employer’s business, whether or not containing or relating to Confidential Information (as defined below), and all tangible personal property of Employer entrusted to Employee or in Employee’s direct or indirect possession or control, are solely the property of Employer, and will be promptly delivered to Employer and not thereafter used by Employee upon termination of Employee’s employment for any reason or no reason.
2.    NON-DISCLOSURE OF EMPLOYER'S CONFIDENTIAL INFORMATION
2.1    Confidential Information.  For purposes of this Agreement, “Confidential Information” means any and all trade secrets and other confidential, proprietary and/or non-public information of Employer, whether in tangible or electronic form, that Employee creates, develops, generates or acquires, or to which Employee otherwise has access, during the course of employment with Employer and that Employer designates or treats as confidential through its policies, practices or procedures. Confidential Information shall include, but is not limited to, financial information and data; business and marketing plans, practices and strategies; proprietary computer programs and other methods of operation, techniques, systems and processes; intellectual property and other research and development; statistical data and analyses; information concerning Employer’s planned or pending investment products, acquisitions or divestitures; personnel information, including the identity of officers and employees of Employer, their responsibilities, competence, abilities and compensation; financial, accounting and similar records of Employer and/or any fund or account managed by Employer; current and prospective customer lists and information on customers and prospective customers and their officers and other employees; customer financial statements, investment objectives, the nature of their investment portfolios and contractual agreements with Employer, and other personal customer information; and other information received by Employer from third parties in confidence or pursuant to a duty of confidentiality. Notwithstanding the foregoing, Confidential Information shall not include information which is in or hereafter enters the public domain through no fault of Employee and without breach of any duty of confidentiality; information known to Employee prior to first receipt of or access to such information in the course of employment; or information rightfully received by Employee outside the scope of employment from a third party who does not owe Employer a duty of confidentiality with respect to such information.
2.2    Disclosure or Use.  Employee acknowledges and understands that Employer has spent extensive time, effort and resources developing Confidential Information and that, solely as a result of Employee’s employment with Employer, Employee has had and will continue to have access to such Confidential Information. Employee further acknowledges and understands that Employer has taken reasonable measures to protect and maintain the secrecy of its Confidential Information. Accordingly, during the term of Employee’s employment and thereafter, Employee agrees not to use or disclose any Confidential Information except in furtherance of Employee’s duties for Employer in the ordinary course of business and to otherwise comply with all policies of Employer relating to the use and disclosure of Confidential Information. Upon termination of employment with Employer for any reason or no reason, Employee shall not, directly or indirectly, disclose, publish, communicate or use on Employee’s behalf or another’s behalf, any Confidential Information.
2.3    Permitted Disclosure or Use.  To the extent applicable law requires a finite duration, the foregoing restrictions on the disclosure or use of Confidential Information shall apply for a period of five (5) years following termination of Employee’s employment for any reason or no reason, unless such information qualifies as a trade secret under applicable state or federal law or Third Party Confidential Information, in which case the foregoing restrictions shall continue for so long as the trade secrets remain secret and Employer remains obligated to protect the Third-Party Confidential Information. “Third-Party Confidential Information” means confidential and proprietary or private information received by Employer from customers or other third-party individuals or business entities in trust and confidence or pursuant to a duty of confidentiality. If Employee is requested or becomes legally compelled to make any disclosure that is otherwise prohibited by this Agreement, Employee shall promptly notify Employer no later than fourteen (14) days prior to such disclosure so that Employer may seek a protective order or other appropriate relief if Employer deems such protection or remedy necessary. Subject to the foregoing, Employee may furnish only that portion of the Confidential Information that Employee is legally compelled or required by law to disclose. However, nothing in this Agreement, any other agreement between Employee and Employer or in any Employer policy applicable to Employee shall preclude Employee from providing a federal or state governmental, regulatory or administrative agency truthful information concerning a suspected violation of the law without disclosure (in advance or otherwise) to Employer. Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (1) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016.

3.    NON-COMPETITION WITH THE EMPLOYEE
3.1    Non-Competition. Employee agrees that during the period of employment and for the period ending one year after the last day of Employee’s employment with Employer (the “Date of Termination”), Employee will not in any manner, directly or indirectly (whether as an officer, director, employee, investor, consultant, independent contractor or otherwise), engage or be engaged in, provide services to, for or on behalf of, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business providing banking products or services competitive with any banking product or service provided by Employer in any geographic region or territory in which Employer maintains a material banking or financial services business which provides such banking products and services. In the event the Date of Termination occurs on or after the date of a Change in Control (as defined in the New Employment Agreement), the one year period set forth in the preceding sentence shall be extended to two years.
3.2    Banking Products or Services. For purposes of this Section 3, “banking products or services” are products or services of the type described in Item 1 of the most recent Form 10‑K filed by FMBI with the Securities and Exchange Commission, which products and services shall include, but are not limited to, deposit products and services, corporate and consumer lending products and services, treasury management products and services and wealth management products and services.
3.4    Geographic Territory. Employee acknowledges and agrees that the geographic region or territory in which Employer maintains a material banking or financial services business providing banking products or services is comprised of the following areas: (a) the area within fifty (50) miles of Employer’s corporate headquarters in Chicago, Illinois; and (b) the area within thirty (30) miles of any branch or office of the Employer which, as of the Date of Termination, was staffed with at least fifteen (15) employees engaged in banking or other financial services.
3.5    Exception for Ownership of Publicly Traded Stock. Nothing herein shall prohibit Employee from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as the Employee has no active participation in the business of such entity.
4.    NON-INTERFERENCE WITH EMPLOYER’S CUSTOMERS
Employee acknowledges and understands that Employer has spent extensive time, effort and resources developing and maintaining personal contacts and relationships with customers and that, solely as a result of his or her employment with Employer, Employee has had and will continue to have direct contact and dealings with, management or supervisory responsibility for, or access to Confidential Information about, such customers. Therefore, during the period of Employee’s employment with Employer and thereafter, without interruption, for the period ending eighteen (18) months after the Date of Termination (or two (2) years if the Date of Termination occurs on or after the date of a Change in Control, as defined in the New Employment Agreement), Employee agrees not to, directly or indirectly, for Employee’s own account or as an agent, officer, director, owner, partner or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity, solicit, call upon, contact, contract with, sell to or perform services for, or attempt to solicit, call upon, contact, contract with, sell to or perform services for, any customers of Employer for the purpose of providing to such customer banking products or services of any kind that are offered or provided by Employer, or to assist any person, business or entity to do so. For purposes of this provision, the term “customer” means any business, entity or person which is or was a customer of Employer at any time during the period of Employee’s employment with Employer and with respect to which Employee had contact or supervisory responsibility in course of conducting business for Employer or about whom Employee had access to and used Confidential Information, other than any customer which has ceased to do business with Employer at least six (6) months prior to the last day of Employee’s employment without any inducement, encouragement or involvement of Employee.
5.    NON-SOLICITATION AND NO-HIRE OF EMPLOYER’S EMPLOYEES
Employee acknowledges and understands that Employer has spent extensive time, effort and resources training and maintaining a stable workforce and that, solely as a result of Employee’s employment with Employer, Employee has had and will continue to have direct contact and dealings with employees of Employer. Therefore, during the period of Employee’s employment with Employer and thereafter, without interruption, for the period ending 18 months after the Date of Termination (two years if the Date of Termination occurs on or after the date of a Change in Control, as defined in the New Employment Agreement), Employee agrees not to, directly or indirectly, for Employee’s own account or as an agent, officer, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity: (a) solicit, induce, recruit or encourage, or attempt to solicit, induce, recruit or encourage, any employee of Employer to leave the employ of Employer, or to assist any other person, business or entity to do so; or (b) hire or attempt to hire any employee of Employer, or assist any other person, business or entity to do so. For purposes of this provision, the term “employee” means any person who is or was an employee of Employer during the period of Employee’s employment with Employer and with respect to which Employee had contact or supervisory responsibility in the course of conducting business for Employer or about whom Employee had access to and used Confidential Information related to their performance or advancement potential, other than a former employee who has not been employed by Employer for a period of at least six (6) months prior to the last day of Employee’s employment without any inducement, encouragement or involvement of Employee.
6.    NON-DISPARAGEMENT OF EMPLOYER
Employee acknowledges and understands that Employer’s good name and its goodwill are extremely valuable and the result of the expenditure of substantial time, effort and resources by Employer. Therefore, during the period of Employee’s employment with Employer and thereafter, without interruption, for the period ending two years after the Date of Termination, Employee agrees not to make, or cause to be made, any statement or disclosure that disparages Employer, or any director, officer or employee of Employer, or assist any other person, business or entity to do so.

7.    GENERAL PROVISIONS
7.1    No Inducements.  In agreeing to the protective covenants set forth herein and compliance therewith, Employee does not rely on any inducements, promises or representations of Employer, or its officers or directors, other than the terms and conditions specifically set forth in this Agreement.
7.2    Employment Still At-Will; No Guarantee.  Employee acknowledges that Employee is an “at-will” employee of Employer and nothing set forth herein gives or shall be deemed to give Employee any right to remain in the employ of Employer. Employee also acknowledges that, while Employee is eligible to earn compensation, and to receive Bonus Compensation or Equity Awards, the payment of such compensation and/or granting of any such Bonus Compensation and Equity Awards, as the case may be, is subject to the terms and conditions of such Bonus Compensation and/or the Incentive Plan and Equity Awards, and that nothing set forth herein shall be deemed to guarantee to Employee that any specific amount of compensation, Bonus Compensation or Equity Awards will be earned by or made to Employee.
7.3    Employee Has Read And Understands.  Employee acknowledges that the statements herein are true and correct and that Employee has read and understands all of the terms of this Agreement and has had the opportunity to consult with an attorney with respect to the terms of this Agreement if Employee deems necessary. Employee agrees that Employee is entering into this Agreement as a voluntary act and that Employee has received adequate consideration in exchange.
7.4    Restrictions Reasonable.  Employee acknowledges and agrees that the restrictions set forth in Sections 1 through 6 of this Agreement are reasonable and necessary for the protection of Employer’s legitimate business interests, and do not impose any undue economic hardship on Employee or otherwise preclude Employee from gainful employment, particularly in other areas outside of those captured by Employee’s current position.
7.5    Equitable Relief.  Employee acknowledges that Employer will suffer irreparable harm if Employee breaches or threatens to breach this Agreement and that, in the event of Employee’s actual or threatened breach of this Agreement, Employer will have no adequate remedy at law. Accordingly, Employee agrees that, in addition to any other remedies at law or in equity available to Employer for Employee’s breach or threatened breach of this Agreement, Employer is entitled to specific performance or injunctive relief against Employee to prevent any such actual or threatened breach without the necessity of posting a bond or other security.
7.6    Period Of Restriction Extended.  In the event of a breach by Employee of any covenant in Section 3, 4, 5 or 6 of this Agreement, the period of restriction set forth in such provision shall be extended by the period of such breach (up to a maximum of twelve (12) additional months). In addition, in the event of a breach of any of the covenants in Sections 1 through 5 of this Agreement, Employee shall lose all rights under any unvested or unexercised awards under the Incentive Plan.

7.7    Applicable Law, Venue and Jurisdiction.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the conflict of law principles thereof. The exclusive venue for any litigation between Employee and Employer for any dispute arising out of or relating to this Agreement shall be the state court located in Cook County, Illinois, or the federal district court located in Chicago, Illinois, and Employee hereby irrevocably consents to any such court’s exercise of personal jurisdiction over Employee for such purpose.
7.8    Waiver Of Jury.  EMPLOYEE AND EMPLOYER IRREVOCABLY WAIVE THEIR RIGHTS TO A JURY TRIAL.
7.9    Waiver and Modification.  Except as provided below in Section 7.11 and 7.12, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto and, in the case of Employer, such waiver, modification or discharge has been authorized or approved by the Board of Directors or an authorized officer of Employer. Any waiver of any breach of any kind or character whatsoever shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement.
7.10    Headings.  The headings used in this Agreement are for convenience only and are not part of its operative language. They shall not be used to affect the construction of any provisions hereof.
7.11    Severability.  The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under applicable law, such void, voidable or unenforceable provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties hereto as though the void, voidable or unenforceable provision were not a part hereof.
7.12    “Blue Pencil Provision”.  In the event that any provision, or part thereof, shall be declared by a court to exceed the maximum time period or scope that the court deems to be enforceable, then the parties hereto expressly authorize the court to modify such provision, or part thereof, so that it may be enforced to the fullest extent permitted by law.
7.13    Other Agreements.  This Agreement is in addition to and supplements any other written agreements between the parties that contain restrictive covenant obligations. Notwithstanding the foregoing, this Agreement supersedes and cancels the Confidentiality and Restrictive Covenants Agreement dated December 14, 2012 between the Employer and the Employee.
7.14    Survival and Binding Effect.  The restrictions set forth in Sections 1 through 6 of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with Employer for any reason or no reason. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

7.15    Execution in Counterparts.  This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement, and all signatures need not appear on any one counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows this page]

IN WITNESS WHEREOF, the undersigned have duly entered into this Agreement as of the date set forth above.

FIRST MIDWEST BANCORP, INC. FIRST MIDWEST BANK FOR AND ON BEHALF OF EMPLOYER	EMPLOYEE
By:/s/ MICHAEL L. SCUDDER Michael L. Scudder Chairman and Chief Executive Officer	/s/ MARK G. SANDER Mark G. Sander
ATTEST: By:/s/ NICHOLAS J. CHULOS Nicholas J. Chulos Executive Vice President, General Counsel and Corporate Secretary